Exhibit 21.1

Entity	Chief Executive Offices or Principal Place of Business	Jurisdiction of Organization	FEIN	Company Organizational Numbers

Digital Turbine USA, Inc.	1300 Guadalupe Street #302, Austin, TX, USA	USA		45-3982329

Digital Turbine (EMEA) Ltd.	3 Hasadnaot St. Herzliya Pituach – 46140, Israel	Israel		514802875

Logia Content Development and Management Ltd	3 Hasadnaot St. Herzliya Pituach – 46140, Israel	Israel		513540245

Volas Entertainment Ltd.	3 Hasadnaot St. Herzliya Pituach – 46140, Israel	Israel		513881607

Mailbit Logia (2008) Ltd.	3 Hasadnaot St. Herzliya Pituach – 46140, Israel	Israel		514121953

Digital Turbine Germany GmbH	Westendstr. 28 60325 Frankfurt am Main, Germany	Germany		HRB 100847

Digital Turbine Luxembourg S.a.r.l.	121 Avenue De La Faiencerie L-1511 Luxembourg	Luxembourg		Section B, 173 016

DTM Merger Sub, Inc.	1300 Guadalupe Street #302 Austin, TX, USA	USA

Digital Turbine Media, Inc.	320 Blackwell Street Durham, NC, USA, 3rd Floor	USA		26-2346340

PocketGear Deutschland GmbH	SchleiBheimer Str. 439,80935 Munchen Germany	Germany		DE165412455

Digital Turbine Group Pty Ltd	283 Young St WATERLOO – NSW 2017 Australia	Australia		ACN 163 117 253

Digital Turbine Holdings Pty Ltd	Level 2, 221 Miller Street, North Sydney – NSW 2060 Australia	Australia		TAX 847599909

Digital Turbine Asia Pacific Pty Ltd	Level 2, 221 Miller Street, North Sydney – NSW 2060 Australia	Australia		TAX 791741061

Digital Turbine Technology (IP) Pty Ltd	Level 2, 221 Miller Street, North Sydney – NSW 2060 Australia	Australia		TAX 949745512

Digital Turbine IP Pty Ltd	Level 2, 221 Miller Street, North Sydney – NSW 2060 Australia	Australia		TAX 949301761

Digital Turbine Singapore Pte Ltd	128 Tanjong Pagar Road, Singapore 088535.	Singapore		201407526R